Exhibit 99.1

Recro Pharma Reports Third Quarter 2018 Financial Results

Raising Guidance for CDMO business for 2018

Company to Host Conference Call Today at 8:00 AM ET

MALVERN, Pa., November 7, 2018 (GLOBE NEWSWIRE) — Recro Pharma, Inc. (NASDAQ:REPH), a revenue generating specialty pharmaceutical company focused on therapeutics for the hospital and other acute care settings, today reported financial results for the three months and nine months ended September 30, 2018.

“With the PDUFA goal date now set for March 24, 2019, we are focusing our resources and efforts on preparing for our first potential product launch during the first half of 2019,” said Gerri Henwood, President and Chief Executive Officer of Recro Pharma. “We are committed to successfully launching IV meloxicam, pending approval, and post-approval, raising physician awareness and use of this new, non-opioid alternative for the management of moderate to severe pain.”

“In parallel, our revenue-generating CDMO division continues to exceed expectations, with $18.3 million in revenue generated during the third quarter. We are increasing our 2018 CDMO guidance and currently believe we will generate approximately $75 million in revenue. With the recent facility expansion, we significantly enhanced our development and high potency product services.”

Third Quarter 2018 and Recent Events

•

Received PDUFA Goal Date for IV Meloxicam. In early October 2018, the U.S. FDA accepted Recro’s Complete Response through a resubmitted NDA and set a new PDUFA goal date of March 24, 2019 for IV meloxicam for the management of moderate to severe pain.

•	Continued Strong CDMO Performance. Recro’s contract manufacturing business continued to perform well, generating revenues of $18.3 million for the third quarter of 2018.

•

Expanded CDMO Service Capabilities. In early October 2018, Recro announced the opening of an expanded 24,000 square foot development and high potency product services facility in Gainesville, GA. The new site, which is near the existing 97,000 square foot, DEA-licensed CDMO facility, houses an expanded development space focused on solving formulation, process and analytical issues for oral dosage forms, as well as providing additional capacity for clinical trial supply manufacturing and related services. The expanded facility also has specialized space dedicated to the development and GMP manufacturing of high potency products.

•

Presented Three Posters on IV Meloxicam at PAINWeek 2018. In September 2018, Recro presented three posters at PAINWeek 2018. The poster presentations highlighted key clinical efficacy and safety data relating to the Company’s lead product candidate, IV meloxicam.

•

Continued to advance NMB program toward initiation of clinical studies in 2019. Recro progressed preclinical studies and manufacturing activities to support the initiation of Phase I studies for our two neuromuscular blocking agents, or NMBs, in first half of 2019.

Financial Results

As of September 30, 2018, Recro had cash, cash equivalents and short-term investments of approximately $37.0 million.

Revenues were $18.3 million and $17.1 million for the three months ended September 30, 2018 and 2017, respectively. The increase of $1.2 million in revenue was primarily due to higher profit sharing, including the impact from the new revenue recognition standard, as well as higher product sales. Revenues were $59.6 million and $52.8 million for the nine months ended September 30, 2018 and 2017, respectively. The increase of $6.8 million in revenue was primarily due to increased profit sharing and an increase in product sales.

Cost of sales were $8.5 million and $6.9 million for the three months ended September 30, 2018 and 2017, respectively. Cost of sales were $31.0 million and $27.8 million for the nine months ended September 30, 2018 and 2017, respectively. The increase is primarily due to the increase in product sales for the periods.

Research and development expenses were $11.3 million and $9.3 million for the three months ended September 30, 2018 and 2017, respectively. The increase of $2.0 million was primarily due to an increase in pre-commercialization manufacturing costs for IV meloxicam, which had to be charged to research and development expense pre-approval, and an increase in development costs for other pipeline products. These increases were partially offset by a decrease in NDA costs as the three months ended September 30, 2017 included our NDA filing fee for IV meloxicam. Research and development expenses were $29.9 million and $24.1 million for the nine months ended September 30, 2018 and 2017, respectively. The increase of $5.8 million was primarily due to an increase in pre-commercialization manufacturing costs for IV meloxicam, an increase in salaries and benefits expense, an increase in Phase IIIb clinical trials and related costs and an increase in development costs for other pipeline products. These increases were partially offset by a decrease in Phase III clinical trial costs and NDA costs due to the prior year NDA filing fee.

General and administrative expenses were $7.0 million and $6.6 million for the three months ended September 30, 2018 and 2017, respectively. The increase of $0.4 million was primarily due to business development costs in our CDMO segment and professional costs associated with addressing the CRL. General and administrative expenses were $29.4 million and $17.0 million for the nine months ended September 30, 2018 and 2017, respectively. The increase of $12.4 million was primarily due to pre-commercial costs in the first half of the year in preparation of the anticipated launch of IV meloxicam, public company costs including legal and audit fees, business development costs in our CDMO segment as well as professional costs associated with addressing the CRL.

Amortization expense was $0.6 million for each of the three months ended September 30, 2018 and 2017, and $1.9 million for each of the nine months ended September 30, 2018 and 2017. This expense was solely related to the amortization of Recro’s royalties and contract manufacturing relationships intangible asset over its estimated useful life.

Interest expense, net, was $2.1 million and $1.2 million during the three months ended September 30, 2018 and 2017, and $6.1 million and $3.3 million during the nine months ended September 30, 2018 and 2017, respectively. The increase in both periods was primarily due to the higher principal balance on the Athyrium senior secured term loan and amortization of the related financing costs, which was partially offset by a lower interest rate on the Athyrium senior secured term loan versus Recro’s previous loan with OrbiMed.

Income tax benefit was $2.4 million and $2.8 million for the three months ended September 30, 2018 and 2017, respectively, related exclusively to our United States operations. The decrease of $0.4 million was primarily due to a reduction in our federal statutory income rate pursuant to the Tax Cuts and Jobs Act offset in part by increased losses in the United States. Income tax benefit was $7.4 million and $4.8 million during the nine months ended September 30, 2018 and 2017, respectively, related exclusively to our U.S. operations. The increase of $2.6 million was primarily due to increased losses in the United States.

For the three months ended September 30, 2018, Recro reported a net loss of $13.3 million, or $0.64 diluted loss per share, compared to net loss of $9.1 million, or $0.48 diluted loss per share, for the comparable period in 2017. For the nine months ended September 30, 2018, Recro reported a net loss of $38.4 million, or $1.91 diluted loss per share, compared to net loss of $26.0 million, or $1.36 diluted loss per share, for the comparable period in 2017.

Financial Guidance

The Company is increasing its 2018 CDMO guidance and currently believes it will generate approximately $75 million in revenue taking into consideration existing contracts and timing of customer order patterns, as well as our experience with customer’s product market estimations.

Conference Call and Webcast

Recro Pharma management will be hosting a conference call and webcast today beginning at 8:00 a.m. ET. To access the conference call, please dial (844) 243-4691 (local) or (225) 283-0379 (international) at least 10 minutes prior to the start time and refer to conference ID 6186717. A webcast will be available in the investor relations section of the Company’s website, www.recropharma.com. A live audio webcast of the call will be available under “Events” in the Investor section of the Company’s website, https://ir.recropharma.com/events. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About IV/IM Meloxicam

Meloxicam is a long-acting, preferential COX-2 inhibitor that possesses analgesic, anti-inflammatory and antipyretic activities, which are believed to be related to the inhibition of cyclooxygenase (COX) and subsequent reduction in prostaglandin biosynthesis. IV meloxicam was designed using the NanoCrystal® platform, a technology that enables enhanced bioavailability of poorly water-soluble drug compounds. NanoCrystal® is a registered trademark of Alkermes Pharma Ireland Limited (APIL).

About Recro Pharma, Inc.

Recro Pharma is a specialty pharmaceutical company that operates through two business divisions, an Acute Care, hospital product division and a revenue-generating contract development and manufacturing, or CDMO division, located in Gainesville, GA. The Acute Care division is primarily focused on developing innovative products for hospital and other acute care settings. The Company’s lead product candidate is a proprietary injectable form of meloxicam, a long-acting preferential COX-2 inhibitor. IV meloxicam has successfully completed two pivotal Phase III clinical efficacy trials, a large double-blind placebo-controlled Phase III safety trial, four Phase II clinical efficacy trials, as well as other safety studies. Recro’s Complete Response to the CRL for IV meloxicam was accepted by the FDA in early October 2018 and assigned a PDUFA date of March 24, 2019. As injectable meloxicam is in the non-opioid class of drugs, if approved, the Company believes it has the potential to overcome many of the issues associated with commonly prescribed opioid therapeutics, including respiratory depression, constipation, excessive nausea and vomiting, as well as having no addictive potential while maintaining meaningful analgesic effects for relief of pain. The Company’s CDMO division leverages its formulation expertise to develop and manufacture pharmaceutical products using its proprietary delivery technologies and other manufacturing services for commercial and development-stage partners who commercialize or plan to commercialize these products. These collaborations can result in revenue streams including royalties, profit sharing, research and development and manufacturing fees, which support continued operations for its CDMO division, and it contributes non-dilutive funding for the development and pre-commercialization activities of its Acute Care division.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Recro or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. Recro assumes no obligation to update any such forward-looking statements. Factors that could cause Recro’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: the Company’s ability to resolve the items identified by the FDA in the CRL for IV meloxicam; whether the FDA will approve the Company’s amended NDA for IV meloxicam and, if approved, the labeling under any such approval; if the FDA does not approve the Company’s amended NDA, the time frame otherwise associated with resolving the items identified by the FDA in the CRL and whether the FDA will require additional clinical studies to support the approval of IV meloxicam and the time and cost of such studies; the Company’s ability to successfully launch and commercialize IV meloxicam, if approved; the length, cost and uncertain results and timing of the Company’s clinical trials, including the Company’s Phase IIIb clinical trials and any additional clinical trials that the FDA may require in connection with IV meloxicam; the extent to which IV meloxicam, if approved, is accepted by the medical community, including physicians, patients, health care providers and hospital formularies; the availability of coverage and adequate and timely reimbursement for IV meloxicam, if approved; results and timing of the preclinical studies and clinical trials of the Company’s product candidates, including its NMBs and related products RP1000, RP2000 and RP3000; unfavorable new preclinical and clinical data and additional analyses of existing preclinical and clinical data for the Company’s product candidates, including RP1000, RP2000, and RP3000; the Company’s ability to raise future financing for continued product development, IV meloxicam commercialization and the payment of milestones; the Company’s ability to achieve its financial goals, including financial guidance; the Company’s ability to pay its debt; regulatory developments in the United States and foreign countries; customer product performance and ordering patterns, the performance of third-party suppliers and manufacturers; and the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection. In particular, there can be no assurance that the FDA will complete its review by the PDUFA goal date, that the FDA will not require changes or additional data with respect to the amended NDA or that the FDA will approve the amended NDA. The forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro’s business and future results included in Recro’s filings with the Securities and Exchange Commission at www.sec.gov.

CONTACT:

Investor Relations Contact:

Argot Partners

Natalie Wildenradt / Claudia Styslinger

(212) 600-1902

natalie@argotpartners.com

claudia@argotpartners.com

Recro Pharma, Inc.

Ryan D. Lake

(484) 395-2436

rlake@recropharma.com

Media Contact:

Argot Partners

David Rosen

(212) 600-1902

david.rosen@argotpartners.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share data)

Assets	September 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$35,788	$60,984
Short-term investments	1,243	3,498
Accounts receivable	11,745	9,686
Contract Asset	7,465	—
Inventory	10,182	9,839
Prepaid expenses and other current assets	3,274	3,276

Total current assets	$69,697	$87,283

Property, plant and equipment, net	41,528	39,074
Deferred income taxes	25,066	18,573
Intangible assets, net	32,912	34,850
Goodwill	6,446	6,446

Total assets	$175,649	$186,226

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	4,888	7,954
Accrued expenses & other current liabilities	12,295	9,897
Current portion of contingent consideration	33,957	32,053

Total current liabilities	51,140	49,904
Long-term debt, net	54,675	53,598
Warrants & other long-term liabilities	801	3,516
Long-term portion of contingent consideration	55,486	50,360

Total liabilities	162,102	157,378

Shareholders’ equity:
Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding.	—	—
Common stock, $0.01 par value. Authorized, 50,000,000 shares; issued and outstanding, 20,727,498 shares at September 30, 2018 and 19,127,435 shares at December 31, 2017	207	191
Additional paid in-capital	160,296	140,006
Accumulated deficit	(146,956)	(111,348)
Accumulated other comprehensive loss	—	(1)

Total shareholders’ equity	13,547	28,848

Total liabilities and shareholders’ equity	$175,649	$186,226

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$18,283	$17,114	$59,564	$52,790

Operating expenses:
Cost of sales (excluding amortization of intangible assets)	8,472	6,882	31,033	27,829
Research and development	11,348	9,296	29,947	24,132
General and administrative	6,969	6,635	29,442	16,990
Amortization of intangible assets	646	646	1,938	1,937
Change in warrant valuation	287	808	(78)	15
Change in contingent consideration valuation	4,115	3,550	7,030	9,323

Total operating expenses	31,837	27,817	99,312	80,226

Operating loss	(13,554)	(10,703)	(39,748)	(27,436)
Other income (expense):
Interest income	126	62	382	284
Interest expense	(2,198)	(1,235)	(6,490)	(3,625)

Net loss before income taxes	$(15,626)	$(11,876)	$(45,856)	$(30,777)
Income tax benefit	2,370	2,821	7,430	4,780

Net loss	$(13,256)	$(9,055)	$(38,426)	$(25,997)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.64)	$(0.48)	$(1.91)	$(1.36)

Weighted averagecommon shares outstanding, basic and diluted	20,721,330	19,058,956	20,122,569	19,053,636

Other comprehensive loss:
Unrealized loss on available-for-sale securities	—	68	1	(8)

Comprehensive loss	$(13,256)	$(8,987)	$(38,425)	$(26,005)